SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

December 14, 2005

Date of Report (Date of earliest event reported)

NORTHWEST NATURAL GAS COMPANY

(Exact name of registrant as specified in its charter)

Commission File No. 1-15973

Oregon	93-0256722
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 N.W. Second Avenue, Portland, Oregon	97209
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (503) 226-4211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 15, 2005, the Board of Directors of Northwest Natural Gas Company (the “Company”) approved the Company’s entry into amended and restated severance agreements with executive officers of the Company, including Mark S. Dodson, Michael S. McCoy, David H. Anderson, Gregg S. Kantor, Margaret D. Kirkpatrick, Lea Anne Doolittle, Stephen P. Feltz and C. J. Rue. These agreements, which will be entered into effective December 15, 2005, generally provide for the payment, upon the termination of the employee’s employment by the Company without cause or by the employee for “good reason” (as defined in the severance agreements) within two years following a change in control of the Company, of an amount equal to two or three times the sum of the employee’s annual salary and average bonus for the last three years, and also provide up to two-years’ or three-years’ continuation of life, accident and health insurance benefits. In addition, if any payments are subject to the excise tax on “parachute payments,” the Company will make an additional payment to the employee such that the employee will receive net benefits as if no excise tax were payable. If such additional payments are required, the Company will not be able to deduct such additional payments for federal income tax purposes and also will be denied such a deduction for most of the other payments made pursuant to the agreement and its other plans and policies. Each employee is obligated under the severance agreement to remain in the employ of the Company for a period of 270 days following a “potential change in control” (as defined in the severance agreements). The form of amended and restated severance agreement is filed as Exhibit 10.1 hereto.

The Board of Directors approved the form of amended and restated severance agreement primarily to change the definition of “change in control” from the definition set forth in the prior form of severance agreement. The prior change in control definition included the approval by the Company’s shareholders of (a) a merger or other transaction involving a sale of voting control of the Company, or (b) a sale of all or substantially all the assets of the Company. Under the revised change in control definition, the change in control does not occur until the consummation (rather than earlier shareholder approval) of these transactions. A corresponding change provides that severance benefits will be payable if a termination without cause or event constituting good reason occurs after shareholder approval and the change in control transaction is subsequently consummated. The form of amended and restated severance agreement also includes certain other changes from the prior agreement, including a change to the definition of “good reason” to require notice of termination for good reason within 30 days of the event constituting good reason, and the elimination of a provision limiting benefits to persons under the age of 62. Other changes from the prior agreement include changes made to clarify the operation of certain provisions and other technical changes.

Item 8.01 Other Events

Also on December 15, 2005, the Board of Directors of the Company approved amendments to several of its compensation plans to conform the definition of change in control in those plans to the revised change in control definition included in the amended and restated severance agreements. Similarly, on December 14, 2005, the Organization and Executive Compensation Committee approved amendments to two stock compensation agreement forms to conform the definition of change in control in those agreements to the revised change in control definition. A copy of each of these plans and agreements, as amended, is filed under Item 9.01 of this Form 8-K.

2

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.1	Form of amended and restated executive change in control severance agreement between the Company and each executive officer.

10.2	Non-Employee Directors Stock Compensation Plan, as amended effective December 15, 2005.

10.3	Directors Deferred Compensation Plan, effective June 1, 1981, restated as of December 15, 2005.

10.4	Executive Deferred Compensation Plan, effective as of January 1, 1987, restated as of December 15, 2005.

10.5	Northwest Natural Gas Company Umbrella Trust for Directors, effective January 1, 1991, restated as of December 15, 2005.

10.6	Northwest Natural Gas Company Umbrella Trust for Executives, effective January 1, 1988, restated as of December 15, 2005.

10.7	Northwest Natural Gas Company Supplemental Trust, effective January 1, 2005, restated as of December 15, 2005.

10.8	Form of Long Term Incentive Award Agreement under the Long Term Incentive Plan.

10.9	Form of Restricted Stock Bonus Agreement under the Long Term Incentive Plan.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHWEST NATURAL GAS COMPANY
(Registrant)

Dated: December 16, 2005	/s/ DAVID H. ANDERSON
David H. Anderson
Senior Vice President and Chief Financial Officer

4